CAT FINANCIAL ANNOUNCES RECORD FIRST QTR 2007 RESULTS

                Caterpillar Financial Services Corporation (Cat Financial) today reported record first quarter revenues of $713 million, an increase of $56 million or 9 percent compared with the same quarter in 2006. First quarter profit after tax was a record $125 million, a $7 million or 6 percent increase over the first quarter of 2006.

Of the increase in revenues, $36 million resulted from the impact of higher interest rates on new and existing finance receivables, $22 million resulted from the impact of continued growth of finance receivables and operating leases (earning assets) offset by a $2 million decrease in other revenue items.

On a pre-tax basis, profit was up $9 million or 5 percent compared with the first quarter of 2006. The increase was principally due to an increase of $22 million in margin (wholesale, retail finance, operating lease, and associated fee revenues less interest expense and depreciation on assets leased to others), offset by a $6 million increase in provision expense, a $5 million increase in operating expenses and a $2 million decrease in other revenue items. Of the increase in margin, $13 million was due to an improvement in net yield on average earning assets and $9 million resulted from the growth in average earning assets over 2006 of $919 million.

New retail financing was $2.74 billion, an increase of $119 million or 5 percent from the first quarter of 2006. The increase was the result of increased new retail financing primarily in our Europe and Diversified Services operating segments.

Past dues over 30 days at March 31, 2007 were 2.06 percent compared to 1.58 percent at March 31, 2006, due primarily to the softening of the U.S. housing industry. Write-offs, net of recoveries, were $15 million during the quarter compared with $8 million for the first quarter of 2006. Although these indicators reflect increasing trends over the prior year, they are in line with management’s expectations for 2007.

Caterpillar Inc. Vice President and Cat Financial President Kent M. Adams said, "We have focused on executing well, and these results demonstrate we are succeeding.  The results reflect the strength of Team Caterpillar in the diverse industries we support. "

For over 25 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., has been providing a wide range of financing alternatives to customers and Caterpillar dealers for Caterpillar machinery and engines, Solar ® gas turbines and other equipment and marine vessels. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia, Latin America, and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

FIRST QUARTER 2007 VS. FIRST QUARTER 2006
(ENDING MARCH 31)

(Millions of dollars)

	2007	2006	CHANGE
Revenues	$713	$657	9%
Net Profit	$125	$118	6%
New Retail Financing	$2,744	$2,625	5%
Total Assets	$26,961	$26,233	3%

Caterpillar contact: Rusty L. Dunn, Corporate Public Affairs, (309) 675-4803, Dunn_Rusty_L@cat.com